Exhibit (m)(8)


Fund:             Cash Account Trust (the "Fund")
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Series:           Money Market Portfolio (the "Series")
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Class:            Premium Reserve Money Market Shares (the "Class")
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                                 RULE 12b-1 PLAN

         Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Rule 12b-1 Plan (the "Plan") has been adopted for the Fund, on behalf of the Series, for the Class (all as noted and defined above) by a majority of the members of the Fund's Board of Trustees, including a majority of the trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Board Members") at a meeting called for the purpose of voting on this Plan.

         1. Services. Pursuant to the terms of a Shareholder Services Agreement (the "Services Agreement"), Scudder Distributors, Inc. ("SDI") provides information and administrative services for the benefit of the Fund and its shareholders. This Plan authorizes the Fund to pay SDI a portion of the administrative services fee computed at an annual rate of up to 0.10 of 1% of the average daily net assets of the Class, as set forth in the Services Agreement. As described in the Services Agreement, SDI may use the administrative services fee to compensate various financial services firms ("Firms") for providing such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund and its special features, providing assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Fund or SDI may reasonably request.

         2. Periodic Reporting. SDI shall prepare reports for the Board of Trustees on a quarterly basis for the Class showing amounts paid to the various Firms pursuant to this Plan, the Services Agreement and any other related agreement, the purpose for such expenditure, and such other information as from time to time shall be reasonably requested by the Board of Trustees.

         3. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the trustees, and of the Qualified Board Members, cast in person at a meeting called for such purpose.

         4. Termination. This Plan may be terminated at any time without penalty with respect to the Class by vote of a majority of the Qualified Board Members or by vote of the majority of the outstanding voting securities of the Class.

         5. Amendment. This Plan may not be amended to materially increase the amount payable to SDI by the Fund for its services under the Services Agreement with respect to the Class without the vote of a majority of the outstanding voting securities of the Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board of Trustees, and of the Qualified Board Members, cast in person at a meeting called for such purpose.

         6. Selection of Non-Interested Trustees. So long as this Plan is in effect, the selection and nomination of those trustees who are not interested persons of the Fund will be committed to the discretion of trustees who are not themselves interested persons.

         7. Recordkeeping. The Fund will preserve copies of this Plan, the Services Agreement and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Services Agreement or any such report, as the case may be, the first two (2) years in an easily accessible place.

         8. Limitation of Liability. Any obligation of the Fund hereunder shall be binding only upon the assets of the Class and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the trustees or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any trustee or upon any shareholder.

         9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

         10. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Series or Class as the Act or the rules thereunder so require.


(Dated July 1, 2001)